Exhibit 99.1

PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
Company▲	Ticker▲	Event Type▲	Date▲

•         PARTICIPANTS

Corporate Participants

Garth Russell – Managing Director-Investor Relations, KCSA Strategic Communications

Mark C. Layton – Chairman & Chief Executive Officer

Michael C. Willoughby – President & Chief Information Officer

Thomas J. Madden – EVP, Chief Financial & Accounting Officer

Other Participants

Mark N. Argento – Analyst, Craig-Hallum Capital Group LLC

Alex Silverman – Analyst, AWM Investment Co., Inc.

Marco Rodriguez – Analyst, Stonegate Securities, Inc.

George Walsh – Broker, Gilford Securities, Inc.

•         MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Misty, and I’ll be your conference operator today. At this time, I would like to welcome everyone to the PFSweb’s Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions].

Thank you, Mr. Garth Russell with KCSA Strategic Communications. You may begin, sir.

Garth Russell, Managing Director-Investor Relations, KCSA Strategic Communications

Thank you, Misty. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words “anticipate, believe, estimate, expect, intend, will, guidance, confident, target, project” and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K and quarterly report on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, merchandise sales, and certain ratios that use these measures. In our press release with financial tables issued today, which is located on our website at pfsweb.com, you will find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP financial measure and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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At this time it’s now my pleasure to turn the floor over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.

Mark C. Layton, Chairman & Chief Executive Officer

Thanks, Garth. Good morning, everyone. Welcome to our third quarter 2011 conference call. As usual, with me today Tom Madden, our CFO; Mike Willoughby, our President. And we will begin this morning by giving you a bit of an overview on the financial results and some color that shaped the quarter and then Tom and Mike will cover with more details regarding our business development and the financial results and then the three of us will be available for questions at the end of the prepared remarks. I appreciate your involvement this morning.

As you can see on our press release that was issued earlier this morning, the results for the third quarter of 2011 reflect continued rapid growth. This growth is attributable to a 40% increase over last year in our Service Fee business. We are experiencing strong growth from both new and existing clients and we believe the main driver behind this ongoing success has been the continuing successful execution of our end-to-end web commerce solutions strategy.

This morning, I’d like to spend a few minutes providing you a little more depth of the key factors that we believe are driving the success in this strategy. First, we’ve seen a lot of success targeting our sales and marketing efforts at product categories that we believe are in the middle of experiencing or are about to experience a major shift towards expanding direct-to-consumer e-commerce activity. These product categories include fashion, health and beauty, consumer packaged goods or CPG as it’s commonly called and a number of other product category areas. Recently Forrester Research noted that the fastest growing web commerce stores are manufacturer direct-to-consumer web storefronts. They pointed out that those particular storefronts were up over 40% during 2009. This is where our strategy is keenly focused.

Our success in this area is easily identifiable as you consider the new client arrangements we’ve announced over the past couple of years, which span across these different industries and include product categories from Carter’s to Juicy Couture to Procter & Gamble.

Secondly, successful marketing of our end-to-end solutions set to major multibrand companies has allowed us to secure master agreements that cover their family of brands. These brand families recognize the important factors that we believe make PFSweb a perfect e-commerce partner to support their portfolio’s entire direct-to-consumer strategies. For instance they appreciate our ability to simultaneously launch and support end-to-end solutions for multiple brands with a single deployment of software and hardware architecture.

Further they hold important our ability to customize each brand solution, so that it best suits their intended customers’ lifestyles and shopping preferences while not compromising the single deployment advantages. This is why we believe we can assist clients such as Liz Claiborne and Carter’s in their goal for success in their direct-to-consumer strategies, and why we believe we’ve been successful in recently signing master agreements with the Clarins Group, an as-yet-unnamed major cosmetics and fragrance company and now a second major CPG company, and why we see such great opportunity to expand our relationship with Salomon and the Amer Sports Groups in the years to come.

Third, we believe our investments over the past 15 years in our technology and operational infrastructure provide us significant and proven competitive advantages in the pursuit of new business, and as we’ve been — and have formed to erect substantial barriers to entry for new competitors. We believe we’re now reaping benefits in our growth because when compared to other service providers, we stand out as the platinum standard in the industry. This is because there are not many direct competitors that are able to offer a true end-to-end solution with the global reach that our solution provides to our clients.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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And even fewer of these service providers are able to offer the wide variety of services PFSweb provides and even fewer yet are able to customize those services to meet the high experiential expectations of the clients which we serve. This is important because most all of the iconic brands that we have targeted and/or support do not desire a cookie-cutter solution. Instead they are consumer brands and have established high value or luxury brand identities with their customers and they want that identity to be reflected throughout their e-commerce solution from the click of the mouse to the knock at the house.

In addition to executing upon our growth strategy, we are also benefiting from great market timing. As I mentioned last quarter, we are experiencing what we believe to be significant tailwind of growth within the industry. The advancements in different technologies have truly changed the online shopping experience for customers. In turn, this has resulted in more customers purchasing products online as opposed to just virtual window shopping. And keeping in point Forrester’s note about the manufacture direct-to-consumer segments growth, this is where these customers are shopping.

Growing demand has created a need for major brands that have a strong online direct-to-consumer presence or risk having customers shift to competing brand sites.

With these points I’ve just stated, we believe PFSweb is in a strong position for continuing our growth. This is highlighted by our solid new business pipeline, which is currently valued at about $45 million. While this pipeline is down somewhat — or slightly, really, from earlier in the year, much of the change is attributable to yet-to-be-announced client wins coming out of the pipeline, combined with what we often see in the summer season, a bit of slowing in new business activity.

We believe that the relative strength of the pipeline compared to previous years speaks for itself in terms of both the rapidly growing number of end-to-end opportunities that we are pursuing and in the growing reputation that PFSweb has earned for successfully implementing high quality and customizable solutions for our clients.

As I’ve discussed previously, we believe it is critically important that we aggressively pursue this window of opportunity. In order to take advantage of these opportunities, we must continue to invest in our business by adding personnel, facilities, expanding our sales and marketing efforts and our technology infrastructure. This window of opportunity is characterized not only by strong industry growth, but also from the fact that our end-to-end offering is very well aligned with today’s market requirements and combining this with a unsettled and diminutive competitive environment that we’re currently experiencing.

As such, we believe that continuing to make calculated incremental investments in personnel and infrastructure is critical for us to stay ahead of both new and existing client demands and for us to continue to widen the gap over our current and future competitors’ capabilities. It’s easy to see that some of these investments are already starting to pay off by the dramatic increase in our service fee revenue this quarter and throughout 2011. We continue to be optimistic about our growth targets for 2012 as well. An obvious byproduct of this strategy is growth in our costs as we digest the incremental investments to recruit and on-board new staff and deploy new technological capabilities.

We are currently targeting that during 2012, these investments will begin to moderate as these new team members are fully trained and moved into permanent assignments and as we complete various facility and technology expansion projects and then subsequently deploy and allocate these new capabilities directly to new client demands.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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That being said we continue to be keenly focused on the balance between the need to grow and capture the market opportunities and our desire to also drive improving financial performance. With this balance in mind we are continuing to provide guidance that our adjusted EBITDA for fiscal 2011 is targeted to be between $6 million and $7 million. We believe we can achieve this result through higher than expected revenue results offset by calculated and carefully deployed incremental investments in our business which for the near term will result in higher overall growth costs. So in short, our current story looks like this. Excitingly, we are growing much faster than we targeted, we’re investing heavier than originally expected in order to continue to fuel future growth and all the while we’re focused on ensuring that we also meet our EBITDA targets for the year. We believe this as a prudent and well-balanced plan of attack given the opportunity set that’s currently presented.

With that information as a backdrop, I’ll let Mike provide some more details on the business development side and of our business overall. Mike?

Michael C. Willoughby, President

Thank you, Mark, and good morning everyone. As Mark just said we couldn’t be happier about the growth that we’ve experienced in the Service Fee business for the quarter and also for the first nine months of the year. There are numerous factors that have contributed to our revenue growth including, obviously the launch of a number of new client e-commerce initiatives but we’re also very excited about the organic growth that’s taking place among several of our established clients that is fueling our growth.

One of the great success stories that we’re able to talk about, because they’re so vocal about the success of their program is Carter’s. Carter’s is a large contributor to our organic growth thus far this year. The Carter’s e-commerce solution has quickly ramped up, and has exceeded everyone’s expectations since it launched in the spring of 2010. In fact Carter’s recently committed that its first full-year 2011 e-commerce sales projections are now in the neighborhood of $70 million of gross merchandise value through the site and they’re forecasting sales in excess of $100 million for the full year 2012. These projections are several years ahead of Carter’s initial goals for this business.

Switching over to our most recent client wins, as Mark mentioned earlier, part of our ongoing growth strategy has been focused on building relationships with companies that have a portfolio of meaningful brands as each one of the brands in the portfolio offers an opportunity to work with multiple brands through a single master agreement. This approach has been proven with our Liz Claiborne relationship, as we now run multiple customized end-to-end e-commerce solutions for LCI brands. It’s also represented in a few other master agreements such as P&G and some that we’ve not disclosed publicly.

As such, I’m pleased to say that in the third quarter, we announced two new client agreements with different companies that operate a portfolio of brands and we should see the benefits of those agreements in the coming years.

The first is a master agreement with Clarins Group, where we are supporting the e-commerce initiatives for the Clarins, Thierry Mugler and Azzaro brands throughout the U.S. and Europe. Clarins Group is an international leader in the premium skincare beauty, spa and fragrance markets. And the relaunch of their e-commerce sites for these brands in the U.S. took place in August and the European sites are rolling out in the fourth quarter of 2011.

PFSweb will provide multiple direct-to-consumer services for these specific brands through our facilities in the U.S. and in Europe, as well as our tech center in the Philippines. Orders processed on the U.S. site will be fulfilled by our newest facility in Southaven, Mississippi while the orders that are accepted on the European sites will be fulfilled by one of our facilities in Liege, Belgium.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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Next year, we’ll expand the Clarins Group e-commerce international initiative by launching their site and providing support in additional countries as well as bringing on additional brands from the Clarins Group family of brands. As we’ve said in prior conference calls, success in global markets is very important for our business long-term success. And as such, it is these multi-country deals, such as Clarins that truly showcase how broad our global footprint is and how valuable our solutions can be for these global brands.

Next as an update, we recently launched an end-to-end e-commerce solution for two major beverage brands under a master agreement with a major CPG company in the prepackaged food and beverage space. This engagement represents a significant revenue opportunity for us in 2012 with some contribution currently anticipated in the fourth quarter of this year. Once this client permits, we will publicly announce this new agreement and the launch of the two end-to-end e-commerce solutions that we’ve just recently launched.

In September we also announced an agreement with Salomon, which is part of that Amer Sports Group engagement that Mark referred to in his comments and they are a leader in winter sports equipment manufacturing. And while this isn’t yet a master agreement with Amer Sports Group, we do see potential for such a relationship to emerge from this initial agreement with Salomon.

Regarding the e-commerce program, Salomon chose us to support its e-commerce activity in France, Sweden and Poland initially. One of the reasons Salomon is working with us to support its e-commerce initiative is due to our in-depth knowledge of the apparel and footwear industry, as well as the scalability of our services and our ability to localize that consumer experience to the needs of the European marketplace. We’ll be supporting Salomon’s e-commerce activity with a custom logistics solution that’s run out of our facilities in the Liege, Belgium. This activity will include services such as inventory control, warehousing, order fulfillment, quality control, fraud mitigation and returns management. We’ll also be able to provide high touch customer care including chat functionality, and e-mail support services in multiple languages.

The agreement with Salomon also demonstrates the opportunities we see in Europe, as the manufacturer direct-to-consumer trend continues to gain popularity. We believe we are poised to benefit from this trend within Europe and will be able to meet the increase in demand for localized e-commerce footprints throughout Western Europe and the UK.

Looking ahead, we have approximately 18 new client programs, eight of which are end-to-end programs set to launch over the next six to nine months. These programs are for companies that spend multiple industries as we continue to benefit from the emergence of several large product categories that are contributing to accelerate growth in the web commerce space. As Mark mentioned earlier, these include fashion, health and beauty, consumer packaged goods or CPG and home and house wares.

When combined with the programs currently set to launch or just launched and taking into account the organic growth that we’re experiencing from existing clients, I believe as Mark said that we can sustain a high growth rate moving into the future.

Now I’ll turn the call over to Tom for a review of our financial results for the quarter. Tom?

Thomas J. Madden, EVP, Chief Financial & Accounting Officer

Thank you, Mike, and good morning everyone. While Mark and Mike have both discussed some high-level financial data with you, let me spend a few minutes providing you further insight into our financial results for the September quarter reported earlier today. Total consolidated revenue for PFSweb in the quarter ended September 30, 2011 increased 11.5% to $70.9 million compared to

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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$63.6 million reported in the third quarter of 2010. This included an increase of 40% in our Service Fee Revenue business to $22.9 million, compared with $16.4 million for the 2010 third quarter. This increase is attributable to increased service fees generated from new and existing service contract relationships. Of this $6.5 million or 40% increase year-over-year, approximately $4 million was generated from client programs implemented over the past 12 months.

In addition, we had an approximate $3.5 million increase in existing client activity for clients in place during both the September 2011 and 2010 quarters. Effectively, on a same-store sales basis, our service fee revenue for these existing clients grow at an organic rate of 22% versus the prior year. This strong same-store sales growth is an exciting development within our service fee business. As we are now seeing a higher portion of our service fee revenue growth coming from increases within existing clients, as opposed to just new client programs.

The overall increase in our service fee revenue helped to offset a decrease in our Business and Retail Connect business segment, which includes our Supplies Distributors operations. Revenue for Business and Retail Connect was $37.9 million for the third quarter of 2011, as compared to $39.3 million for the 2010 third quarter. This decrease in the Business and Retail Connect business segment was primarily attributable to a decrease in revenue from our Supplies Distributors’ business activity.

As we indicated in our prior quarter call, our largest client relationship in this segment proactively communicated to us several months ago certain realignment and restructuring activities that they are beginning to implement in order to streamline their business. We do believe these changes will result in reduced product revenue and profitability for this segment, as we look to the future.

Our consolidated gross profit for the third quarter 2011 increased to $7.9 million or 13% of net revenues, excluding pass-through revenue, as compared to $7.3 million or 13.2% of net revenue, excluding pass-through revenue, in the third quarter of 2010. The gross profit percentage for our service fee business was 23% in the September 2011 quarter, as compared to 27% in the same period of the prior year. This 23% gross profit percentage performance was lower than our targeted stated objective of 25% to 30% and was impacted this quarter by lower gross margins on certain new and/or high-growth clients, including the impact of incremental costs incurred this quarter in implementing processes targeted to drive future, long-term operating efficiencies.

Our gross profit percentage for the Business and Retail Connect product revenue business was 6.9% in the third quarter of 2011, down just slightly from the prior year performance of 7.4%. Both periods as reported, included the benefit of certain incremental gross margin earned on product sales, resulting from product price increases, as well as the impact of certain incremental inventory cost reductions.

SG&A for the quarter increased by approximately $0.8 million to $9.4 million as compared to $8.6 million for the same period a year ago. The increase in SG&A is primarily attributable to increased non-cash stock compensation expense, sales and marketing costs and personnel related expenses, as we continue to make investments to support current and future growth.

In addition, as Mark has mentioned previously, we are in the process of expanding our call center operations and are planning to open a new facility in the Dallas area early next year. We are also evaluating a new headquarters location here in the Dallas area, as our existing lease runs out in early calendar year 2012. In addition, during this past quarter, we also moved into a larger call center and distribution facility in Canada.

During the September quarter, we incurred approximately $0.3 million of incremental costs to put toward these relocation related activities and we expect that we will continue to incur ongoing incremental related — relocation related costs over the next several quarters.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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After considering all these items, our consolidated adjusted EBITDA was $0.7 million in the third quarter 2011, which decreased slightly from $1.1 million reported in the same period of the prior year. For the third quarter, our net loss totaled $1.8 million or $0.14 per basic and diluted share, compared to a net loss of approximately $1.9 million or $0.16 per basic and diluted share for the same period last year.

Net loss for the third quarter of 2011 included net income of about $20,000 from discontinued operations related to eCOST.com, which we sold in February, compared to a net loss of $0.3 million from discontinued operations for the same period last year. In addition, the prior year loss included a $0.7 million executive disability benefit.

As we look ahead to the fourth quarter, note that due to our increase in mix of direct-to-consumer related clients, the holiday season is expected to generate our strongest quarterly period of service fee revenue and profitability. We believe we will continue to experience very strong topline growth in our Service Fee business in the fourth quarter. In addition, as Mark stated, we continue to target an adjusted EBITDA performance for the year of more than $6 million. In order to achieve that objective, our fourth quarter adjusted EBITDA will need to be at least $3.8 million. Obviously, a large increase from the $0.7 million reported in the September quarter, but a target we believe is achievable based on our current outlook.

From a balance sheet perspective, we continue to maintain a solid financial position with total cash and restricted cash as of September 30, 2011 of approximately $20 million. Our banking relationships remain strong and we are pleased to report that we have finalized a new $2.5 million equipment loan financing agreement with Comerica to support some of our capital expenditure need.

Now I’d like to turn the call back over to Mark for some closing comments.

Mark C. Layton, Chairman & Chief Executive Officer

Thank you, Tom. I hope that our prepared remarks today have given you more insight into the field that all of us here at PFSweb have — regarding our business and the excitement that we are experiencing. Seeing the success in the launch of great names like Carter’s and Clarins and Salomons and so many others and watching many of these clients businesses experience strong growth as a result of the new technology and marketing activities that we’ve undertaken together is very rewarding for all of us here at PFSweb. It’s truly exciting times for PFS, the e-commerce industry as a whole and particularly the manufacturer direct-to-consumer segment which is continuing to grow rapidly.

With that information that concludes our prepared comments for today. Operator, we’ll now be available for questions.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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•         QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Mark Argento with Craig-Hallum Capital.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: Good morning guys.

<A – Mark Layton – PFSweb, Inc.>: Hi, Mark.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: Nice quarter. Good to see that service revenue or service segment continue to outperform – or perform well. I was hoping we could dig in a little bit more into the growth of that category particular the 40% growth. It looks like you’re up $6.5 million on a year-over-year basis and so I want to make sure I understood this right, about $3.5 million of that $6.5 million came from existing clients that you had on the platform for a year, or greater than a year generating, what we’d consider now same-store sales growth. Is that the right way to think about it?

<A – Mark Layton – PFSweb, Inc.>: That’s correct.

<A – Thomas Madden – PFSweb, Inc.>: That’s correct. That would be for client programs that were in place in both periods.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: Got you. All right. And then the other incremental revenue of course, coming from new customers that you are just enabling at this stage, and then hope to have live in — the next what, 18 months — or next six months?

<A – Mark Layton – PFSweb, Inc.>: Six to nine months, Mark.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: Okay. All right. What — when you look at the pipeline, the RFP pipeline and compare that to kind of what you have in terms of these 18 customers that you’re looking at enabling, is the quality of the pipeline consistent? I mean, I know you have a bunch of really big names that you’re looking to light up. Where do you see the activity level, the interest level in what you guys are doing?

<A – Michael Willoughby – PFSweb, Inc.>: So, I think when I look at the pipeline, the quality of the pipeline is actually increasing for us quarter-over-quarter with the size of the deals being consistent or increasing. We target right now, proactively target four major vertical markets. Apparel and accessories is currently about 40% of our pipeline. So very clearly our largest vertical market focus. The second largest is health and beauty, and you would recognize Clarins is being one of the companies was in that category. That’s 16% of our pipeline. CPG is 11%, and then there’s how home and housewares are referenced as 11%.

So within those four categories, I think we’re showing very strong results. And I believe certainly in the apparel, CPG and health and beauty at this point that we’re clearly the preferred provider in our space and we ought to be able to really compete strongly for every deal in those verticals.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: That’s very helpful. And when I’m thinking about the business, I know right now, you have a lot of front-end spend, as you’re ramping up, bringing new customer service people in, training them, IT all that stuff. Kind of consider that, I think of that as like kind of preopening expense. When you think about just kind of the four wall economics on a customer or a deal, on an end-to-end deal, do you have a certain timeframe that you’d like to have that customer be profitable, if you kind of excluded some of the front-end loading costs, but look just at a per project or per customer level. Are they profitable in year one, six months in, nine months in? Maybe you could help me think about how you price it, and do your ROI analysis.

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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<A – Mark Layton – PFSweb, Inc.>: Okay. It is a good question. Let me answer the first part there. The onboarding costs that we’re talking about for people actually show up in our SG&A. Until we have our people trained on, for example the Demandware platform or in our facilities they’re not generally deployed to a client engagement. So as a result, early on you’ll see them in our SG&A activity, which is why we’ve got a bit of a swell in our SG&A numbers right now. So those don’t really impact client profitability.

Now, let me talk about next part of your question as it relates to the — kind of the life cycle of client profitability. We typically would expect a couple of quarters of run up to a targeted gross profit percentage after we implement a client. Clearly we don’t often perform at the targeted productivity levels in a distribution facility or even in our call center operations in the first couple of months of a client operation while we iron out wrinkles, find things that may have not been projected correctly, technology deployment that may need to be re-engineered some in order to help improve productivity and things along that line that impact near-term profitability, but we would expect to — if we were on target, we would expect to see us in the range of targeted client profitability that we sought with the arrangement of – made with that client, within about two quarters I would say.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: Two quarters of actually having the set up and running and having e-commerce transactions running through the platform?

<A – Mark Layton – PFSweb, Inc.>: We are — prior to the implementation, it actually shows up in start up revenue, so it doesn’t — it’s amortized over the life of the contract different type of activity.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: So the start up cost, the upfront fees that you would charge to do the initial work, that revenue you don’t get to book upfront, you have to take it over the life of contract?

<A – Thomas Madden – PFSweb, Inc.>: That’s correct.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: Okay. And right now what’s your average contract life?

<A – Michael Willoughby – PFSweb, Inc.>: Well, we’re targeting a three to five-year contract. I think we’re having some success in getting to the upper end of that target. But the minimum expectation would be for a three-year contract and frequently we see even a three-year contract that we’ve got multiple extensions on the end of it were it — become an automatic extension. So I think five years would be safe to say is our targeted contract life.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: And do you guys — are you allowed to capitalize any your upfront cost to offset the amortization of those upfront fees, or upfront revenue that you don’t take into the P&L?

<A – Thomas Madden – PFSweb, Inc.>: Yes, we do. Yeah. So that the — most of the work that goes on prior to contract arrangement relates to our IT infrastructure. So we will capitalize those costs as well and amortize those along with the revenue. For the most part our start-up activity is funded by our clients and supported by our client activity and we amortize both those components over the life of the contract.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: One last question from me, and then I’ll hop back in the queue. But kind of a theoretical type question. If you look at the — kind of look at your portfolio of — and e-commerce clients, and you look at what kind of run rates their platforms or their e-commerce sites are doing in terms of revenue, and compare that to when you originally forecast or originally brought these guys in, kind of what you anticipated that they’d be able to do three years in, more of kind of a fully built out, kind of run rate level, where are you? Are you kind of

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PFSweb, Inc.	PFSW	Q3 2011 Earnings Call	Nov. 10, 2011
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at 20% of capacity, 30%, 50%? I’m just trying to gauge it like how much growth in organic growth, three years out, if you just kind of ran everything out, brought no new clients onto the platform, kind of where you think you are in that curve?

<A – Mark Layton – PFSweb, Inc.>: Well, obviously, that answer is different by every client, so I’m not sure I can give you a macro answer with that. I would — because Carter’s has been pretty public with their numbers, I think you can analyze the Carter’s site and see the explosive growth that they’ve had. That was a site that launched in April of 2010 and had no revenue. And they have disclosed that they will do around $70 million for 2011 and expect to be in excess of $100 million for 2012.

I would say that they are still well within the rich and fertile part of their growth curve in that. So they’re not at the 80% number by any means at all, in terms of what I think we all believe that they can do with that business going forward. So I think a lot of that macro answer, Mark has to do with the brand’s overall growth and presence in the market. Clearly if a brand is — its value is declining in overall size in retail – in traditional retail and other pieces out there, it will be difficult for them to maintain explosive web commerce growth rates in the long haul. But to the extent that the brand is continuing to grow overall, I think you’re going to see that their fastest growing segment will be their web commerce activities.

And in the years to come, it will expand into what we would call multichannel activity where you’re just going to see these lines blur between what’s a website, and what’s a store activity, and what’s a pickup in store and so on and so forth. The technologies are going to continue to enable consumers to buy when, where, and how they want. And I think some of this segmentation about where growth is coming from is just going to become blurred because of the walls are going to fall down with it. So, anyways, that’s a hard question to answer, but I would say that we’re still in the early jet stream of – a lot of the clients that we brought on board in terms of their market opportunity.

<Q – Mark Argento – Craig-Hallum Capital Group LLC>: I appreciate it. It’s kind of more of a conceptual question. I think the Carter’s example is a good example. That’s it for me. Good — congrats on a great quarter. It’s good — nice to see you guys continue to execute.

<A – Mark Layton – PFSweb, Inc.>: Thank you, Mark. Have a good day.

Operator: Your next question comes from the line of Alex Silverman with Special Situations Funds.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Hey, good morning.

<A – Mark Layton – PFSweb, Inc.>: Hi, Alex.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Can you give us a sense of those 18 new client programs that have been won but have not yet launched, what first-year revenue is expected — full first year revenue is expected for those clients roughly?

<A – Michael Willoughby – PFSweb, Inc.>: Hey — so we’re — our stated objective is to have $2 million to $5 million fee revenue for each new client we bring on and occasionally we’ll bring a client that’s lower than that as we place a bet on what we believe to be an emerging brand with great potential. And there’s a couple of deals in our pipeline that are well in excess of that target. But I would say if you looked at that objective of $2 million to $5 million of fee revenue to us, which would come on anywhere from $25 million to $50 million of GMV, these deals fall into that projected range.

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<Q – Alex Silverman – AWM Investment Co., Inc.>: Is that $2 million to $5 million in year one?

<A – Michael Willoughby – PFSweb, Inc.>: Yeah. Sorry, it’s a full — first full year of run rate.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Okay. So if I were to take the middle of that range, some are smaller, some are larger, times 18 new client programs that’s $63 million of full-year service revenue. Is that somewhere in the ballpark? Are we talking the same numbers?

<A – Michael Willoughby – PFSweb, Inc.>: So one thing we need to make specific is that the 18 is client programs. So you may have multiple geographies in there for a single client. So I wouldn’t want to — what I wouldn’t want to say is that we’ve got 18 times, say $3 million in potential there. It’s probably going to be something like half of that number as far as the — as we would count clients.

<A – Mark Layton – PFSweb, Inc.>: Here’s another way to go about this Alex. We haven’t put out any 2012 guidance yet, but —

<Q – Alex Silverman – AWM Investment Co., Inc.>: Understood.

<A – Mark Layton – PFSweb, Inc.>: But I believe we’ll be-we’ll be – and this is subject to change of course but I think we’ll be confident in targeting to continue to see our service fee revenue grow at 20% again next year as we have this year.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Well, if I do nothing other than take the third quarter, I mean, you said fourth quarter service revenues should be your strongest of the year. If I take nothing – if I take nothing other than the third quarter service revenue, and say that fourth quarter looks like the third quarter, then you’re at $85 million of service revenue this year. And you’re saying it should exceed that. I’m trying to get a sense — those 18 new programs you’ll have for a chunk of 2012, we’re talking – are we talking $125 million, $130 million, $135 million of service revenue next year assuming no organic growth within your existing base?

<A – Mark Layton – PFSweb, Inc.>: Yeah, again, I’ve got no 2012 guidance for you yet Alex. So if you’re doing your modeling in there, I think our valid number that we continue to talk about is taking that 85 number for this year and plug in about 20% on that in terms of service fee activity for next year.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Okay. And then to piggyback on Argento’s question from earlier. Just trying to get some sense of within that $17.5 million of cost of service fee revenue in the quarter, which was, call it $5.5 million, $6 million year-over-year, how much of that is one-timeish? If — from getting somebody, from getting a client on-board, from integration teams, from renting new space or adding call center people even though they’re not really at full, at full — the client is not really at full speed yet?

<A – Mark Layton – PFSweb, Inc.>: Okay. So our gross profit percentage for the quarter on our service fee business was at about 23% this quarter. We target in the 25% to 30% range. So that delta between the targeted range and where we are is attributable to the startup activities that you just talked about. These new clients that come on board where we don’t operate in the first couple of quarters at the same type of gross profit percentage that we would target. So I think we remain confident that we can continue to chisel that business into that targeted gross margin range in the 25% to 30% range. So call it 200 to 400 basis points of improvement that we can make in that basket of things over the next couple of quarters in that.

<Q – Alex Silverman – AWM Investment Co., Inc.>: That’s very helpful. Okay, thank you. And it’s pretty well known that GSI’s clients are out on the street with lots and lots of RFPs and RFQs out there. What are you seeing in terms of people requesting bids that are fleeing the mothership?

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<A – Mark Layton – PFSweb, Inc.>: I think we see somewhat of an uptick in interest from current GSI clients. I think most of them are experiencing a natural contract termination period. The contracts were up in 2012 or early 2013. What we’re seeing is a more resolute interest in making a switch. I couldn’t say that we’ve seen a lot of activity where clients that are in long-term contracts have found a way to get out, or are exploring that. But it certainly has not, in any way weakened our competitive position. I think we have a stronger competitive position coming out of that acquisition. I guess — I don’t know whether or not, Alex, how much of it’s the acquisition. I mean, the reality is is that a lot of these contracts were very long term. So it’s the first opportunity and the landscape’s changed a lot since these clients signed their contracts in many cases in 2002, 2003, 2004. So there’s been a lot of changes out there and I think they were naturally going to explore the landscape.

I think the one key opportunity thing for us right now has to do with the keen advantages that we have in our relationship with Demandware and the full feature and functionality set that we get with that product, and the SaaS nature of the product really helps to provide clients a potential pathway to say, well, this is — the switching costs are not near as significant as I thought they might have been. And so now let me compare the technology platform of what I might get from Demandware versus what eBay, Magento, GSI, or whatever technology platform is being cross-patched together on that side over there, and I think that’s where the challenges are in that and go from there.

But I think it’s important that — I think these are kind of due course of business evaluations that are going on as opposed to — thinking — I don’t want to set the stage that this is a big abandon ship that — because of the acquisition by eBay.

<Q – Alex Silverman – AWM Investment Co., Inc.>: No, no I was actually referring to end-of-life contracts, GICs, folks like that.

<A – Mark Layton – PFSweb, Inc.>: Exactly.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Got it. Thank you guys. I appreciate it.

<A – Mark Layton – PFSweb, Inc.>: Thanks, Alex.

Operator: Your next question comes from the line of Marco Rodriguez with Stonegate Securities.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Good morning guys. Thank you for taking my questions.

<A – Mark Layton – PFSweb, Inc.>: Hi Marco.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Most of my questions have actually been asked and answered. I just have one quick one here. I’m assuming that it’s probably a pretty fair statement that you guys are obviously confident in what’s happened on the services side. I’m just trying to get a little bit better understanding perhaps how your clients and new potential clients are perhaps thinking about the economic environment as we’re entering the holiday season here. Any kind of color you can shed on that?

<A – Mark Layton – PFSweb, Inc.>: Yeah, I think — what we see is that — I go back to kind of the — to the fall of 2008, and I think there was clearly an inflection point there were traditional retail sales were clearly falling and major brands were looking for where is growth going to come from. And I think that when you look at an investment in their direct-to-consumer strategies, a lot of dollars and focus have been shifted from expecting to do brick and mortar retail expansion to where they are making the investments in time and capital dollars in their direct-to-consumer web commerce strategy, because it’s just a better return on investment in this marketplace that’s there, and evident by Forrester’s research and there — and that growth is significant for this sites. So I think you’re seeing a lot of the major brands are really focused heavily on their direct-to-consumer strategies and feel very optimistic about their potential to continue to grow in this particular segment of their business.

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I would say that the atmosphere that I feel from our clients as it relates to results in traditional retail are pretty mustered, if you will, I mean they’re very guarded, I guess is a word I would use about what their expectations may be in traditional brick and mortar in the current economic environment, but very bullish about their direct-to-consumer strategies. And frankly the other thing that this environment has done is it has allowed to break down some of the barrier concerns that manufacturers may have had in competing with their traditional channels. And many of them have said I have to keep growing in order to insure my own financial health of our business. And as a result, I have to now basically stomach whatever concerns I may have had about how a traditional retail partner may have reacted to the fact that I’m going to compete with them direct online. Consumers are demanding it and manufacturers are responding to it. So I think the economic environment has actually provided a very — it’s a lot of components of the tailwind, I think that we’re seeing in the growth that we’re experiencing.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Got it. And then in regard to the relocation cost that you guys incurred in the quarter, you mentioned that you’re expecting additional relocation costs over the next — I think you said last — next three quarters or so. Should we be expecting roughly the same level per quarter?

<A – Thomas Madden – PFSweb, Inc.>: Hadn’t really broken it out yet by quarter. There will be some level in each period. Some of it depends on the actual timing of when we do the relocation activities.

<A – Mark Layton – PFSweb, Inc.>: Yeah, I would say Marco, you probably expect quarters one – quarter one next year, based on our targeted timing right now will be heavier and some of that will spill into quarter two. Now the — our targeted move dates right now are near the end of Q1, so if we experience delays, some of those expenses may fall and actually shipped from one to two, so — but that’s kind of where we’re at right now.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Okay. And then lastly with all the investing you’re doing here to ramp up for new clients that you’ve sign and expected new clients, is there an ability if something rather negative happens in the macro environment for you to pull that back rather quickly or do you have any commitments associated with that investing you’re currently doing?

<A – Mark Layton – PFSweb, Inc.>: Well, our model is we generally try to ensure that we have underlying client commitments for commitments that we make to facilities and things along that line. Now the reality is, is that you can’t do that with everything. So for example our headquarters facility is not a particular facility that can be tied to client contracts, because we’ve got basically our overhead environment in there and our technology development. Our people costs are variable. We have to make a very calculated decision in terms of the intellectual knowledge that these people have. So we would certainly for some period of time, if there was a sharp downturn, we would want to maintain as much of that experiences as we could, and weather the storm, if you will, to move on through things from there, because they’re very important in terms of our solution set and our ability to deliver for clients going forward from there. But — so we do have variability in our people aspects of things. Some facilities are fixed. Other facilities are tied to client contracts, so it’s a bit of mixture.

<Q – Marco Rodriguez – Stonegate Securities, Inc.>: Got it. Thanks a lot guys.

<A – Mark Layton – PFSweb, Inc.>: Thank you, Marco.

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Operator: [Operator Instructions] Your next question comes from the line of George Walsh with Gilford Securities.

<Q – George Walsh – Gilford Securities, Inc.>: Good morning gentlemen.

<A – Thomas Madden – PFSweb, Inc.>: Hi, George.

<Q – George Walsh – Gilford Securities, Inc.>: I just had a question regarding the seasonality of your — of the adjusted EBITDA. Last year about half of your adjusted EBITDA for the year — a little less than half came in the fourth quarter. If you’re going with the current estimate or guidance that you’re giving, anywhere from 63% to 68% of your adjusted EBITDA for the year is going to fall in the fourth quarter. Is that — I guess mostly that’s the seasonality of the services business where that contributes more versus the business and retail connector or what other factors are involved there and going forward, is that how it’s going to look more going forward? You’re just going to be very weighted in terms of that adjusted EBITDA contribution to the fourth quarter?

<A – Mark Layton – PFSweb, Inc.>: The answer to your question is — the first part of your question is, yes, we are heavily weighted to the fourth quarter with the current set of clients that we have. Most of the – when you look at the apparel industry for example, it’s a very heavy fourth quarter industry and as Mike laid out in the pipeline analysis earlier, the largest component of our new business pipeline is in that fashion and apparel area. So I would expect our fourth quarter piece will continue to be a very significant contributor to our overall EBITDA targets.

That being said, you take an industry like CPG for example, it does not have that same fourth quarter profile to it, or at least has not traditionally had that as you would experience. So the yet unnamed for example, second largest CPG client that we have has other cyclical periods to it that are not necessarily fourth quarter weighted in that and that client is good size. And — so I think it will help as that client is fully implemented and producing. That will enrich in some of the other quarters and may adjust from there. So it’s a little bit hard to predict exactly how that is, but based on what we have today and the way our pipeline looks out there, I would expect that percentage to continue to be in the realm that you just described or even a little more next year.

<Q – George Walsh – Gilford Securities, Inc.>: Okay.

<A – Thomas Madden – PFSweb, Inc.>: And also remember that we are making some investments earlier in the year, in order to have the right coverage for that fourth quarter spike. So that impacts us a little bit negatively earlier in the year and we get rewarded with that during that fourth quarter.

<Q – George Walsh – Gilford Securities, Inc.>: Okay. But it’s very fourth quarter oriented. That’s how the model’s moving more so?

<A – Mark Layton – PFSweb, Inc.>: Right now, it is. Yes.

<Q – George Walsh – Gilford Securities, Inc.>: Okay. All right. Great, thanks a lot.

<A – Mark Layton – PFSweb, Inc.>: Thanks George.

Operator: Your next question comes from the line of Alex Silverman with Special Situation Funds.

<Q – Alex Silverman – AWM Investment Co., Inc.>: George, sort of asked the question, but those clients that are fourth quarter oriented, is there a greater level of profitability based on the services delivered? In other words, pick and pack as opposed to taking returns, so that the mix is more profitable, or is it a greater level of revenue, therefore a greater level of leverage that gets you there?

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<A – Mark Layton – PFSweb, Inc.>: The latter. So it’s just more transactions. Lots of transactions.

<Q – Alex Silverman – AWM Investment Co., Inc.>: Okay. What is your all-time peak for service revenue, your highest quarterly service revenue, before the mint or whenever or is this it?

<A – Thomas Madden – PFSweb, Inc.>: I should have looked at that. I was thinking about that the other day. It’s somewhere right around this mark. I can’t remember if — it’s right around this $22 million, $23 million mark. I don’t have that number in front of me. But we’re...

<Q – Alex Silverman – AWM Investment Co., Inc.>: That’s fine. That’s very helpful. Thank you very much.

Operator: At this time there are no further questions. Mr. Mark Layton are there any closing remarks, sir?

Mark C. Layton, Chairman & Chief Executive Officer

Thank you everyone. Have a great day. We’ll talk to you next quarter.

Operator: This concludes today’s conference call. You may now disconnect.

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